Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President - Finance
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
November 3, 2009

COMFORCE CORPORATION ANNOUNCES EXTENSION OF REVOLVING CREDIT FACILITY

Woodbury, NY – November 3, 2009 – COMFORCE Corporation (NYSE Amex: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services today announced that COMFORCE Operating, Inc., along with its key operating subsidiaries, has entered into an amendment of its revolving credit facility to extend the maturity date from July 2010 to November 2012.  PNC Bank is the administrative agent under this facility.

This credit facility continues to provide for a revolving line of credit with available borrowings based, generally, on 87.0% of our eligible accounts receivable.  At the Company’s request, the maximum availability under the facility was reduced from $110.0 million to $95.0 million.  Reflective of current credit markets, the interest rate under the facility was increased, and we expect our cost of borrowings under the facility to increase by about 200 to 250 basis points.  We primarily borrow based upon LIBOR and our euro loans will be 275 basis points over LIBOR with a 150 basis point LIBOR floor.  In addition, our letter of credit fees increased from 125 basis points to 200 basis points and our unused line fees increased from 25 basis points to 37.5 basis points.

Comments from Management

John Fanning, Chairman and CEO of COMFORCE commented, “We appreciate that PNC and the other participating lenders gave us a vote of confidence by extending our credit facility in a very bad economy and equally tight lending market.  While we are now paying higher interest than previously, we think our loan terms are very favorable, particularly in this economic environment.”

Mr. Fanning continued, “The confidence our bankers have shown in our management team validates our business plan and financial discipline. I commend our management team for their performance and efforts in obtaining an extension of our credit facility on these terms.”

-More-

About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PrO® Unlimited subsidiary.  The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, particularly in light of the current global economic crisis that has been marked by dramatic and rapid shifts in market conditions and government responses, nor will we undertake any obligation to update any of these statements.  Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our clients to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•
the current economic crisis has created a tightening of the credit markets coupled with increasing interest rates, which, if these conditions persist or deteriorate, could significantly increase our interest expense;

•
in the current economic climate, some state taxing authorities are more strictly interpreting business tax laws and regulations and more aggressively seeking to enforce these laws and regulations to address shortfalls in state tax revenues;

•
increases in the effective rates of any payroll-related costs or business taxes that we are unable to pass on to or recover from our clients, particularly in a climate of heightened competitive pressure;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations in which we operate, or our inability to comply with these laws and regulations;
•	our inability to collect fees due to the bankruptcy of our clients, including the amount of any wages we have paid to our employees for work performed for these clients;
•	our inability to keep pace with rapid changes in technology in our industry;
•
potential losses relating to the placement of our employees in other workplaces, including our employees’ misuse of client proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

-More-

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;
•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;
•	as a result of covenants and restrictions in our credit facility, our inability to use available cash in the manner we believe will maximize stockholder value;
•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects; or
•
any of the other factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 28, 2008 (copies of which may be accessed through www.sec.gov or www.comforce.com).